Media Contact:
Karen Orne
(615) 780-3334
Karen.orne@dvl.com

LOGAN’S ROADHOUSE® NAMES JIM HAGAN CFO,
MARIA RIVERA SVP OF OPERATIONS

NASHVILLE, Tenn. (May 27, 2015) – Logan’s Roadhouse® today announced James J. Hagan has been named Chief Financial Officer and Maria Rivera has been named Senior Vice President of Operations.
Hagan will be responsible for all financial and accounting functions and processes, and will report directly to President and CEO Sam Borgese. Rivera will have oversight of restaurant operations and also will report to Borgese.
Hagan is a highly accomplished CFO who has more than 30 years’ experience, including leadership positions with Central Parking Corporation, Dollar General and Benihana restaurant company.
“We are delighted to have Jim on board, because his experience and skills are what we need to support our strategic objectives for the brand,” said Sam Borgese, President and CEO of Logan’s Roadhouse. “I have great confidence in his abilities and track record, and believe he will make many important contributions to the business.”
Rivera has a wealth of food and beverage experience, including Disney, Harrah’s, Darden restaurants and T.G.I. Friday’s, where she was most recently a Vice President of Operation.
“Maria is the right person to join our senior leadership team,” said Borgese. “Her knowledge and hands-on approach to improving service consistency is already making a difference for us. She is a great leader who will help us reach our stated standards of operational excellence.”
About Logan’s Roadhouse
Headquartered in Nashville, Logan’s Roadhouse Inc. is the leading casual dining steakhouse offering guests wood-fire-grilled steaks, made-from-scratch recipes, fresh ingredients and Southern-inspired signature favorites in a roadhouse atmosphere. It presently operates 230 company-operated and 26 franchised Logan’s Roadhouse restaurants in 23 states. For more information, visit www.logansroadhouse.com. To become a fan of Logan’s Roadhouse on Facebook, visit www.facebook.com/Logans.Roadhouse.

# # #